Exhibit 10.2
July 31, 2007
COMPENSATION AND HUMAN RESOURCES COMMITTEE POLICY
ON COMPANY AIRCRAFT
     The Compensation and Human Resources Committee (“CHRC”) of the Board of Directors of Nortel Networks Corporation (“Nortel”) and Nortel Networks Limited (collectively with Nortel and its direct and indirect subsidiaries, the “Company”) provides the use of any aircraft leased by the Company (“Company aircraft”) to the President and Chief Executive Officer (“CEO”) and, at the discretion of the CEO, or his or her designee, to other employees on a limited basis. Transportation on Company aircraft is provided primarily for the safe and efficient travel of the CEO and his or her senior management team.
     Eligibility and Authorization — The CEO is authorized to use the Company aircraft for any business travel, travel for commuting purposes and limited personal travel to be approved by the Chairman of the CHRC. Family members and other guests can accompany the CEO and/or employees on a given flight provided there is sufficient space on the Company aircraft and there is a de minimis incremental cost to the Company. The CEO, or his or her designee, must approve in writing all employee, employees’ family member(s) or guest travel on the Company aircraft. In approving such travel, the use of the Company aircraft for safe and efficient business travel shall prevail.
     Governance — All use of Company aircraft will be documented and the Vice-President, Global Compensation and Benefits, or his or her designee, shall track the Company’s aircraft usage, including the details on aircraft usage as confirmed by each executive and the associated costs. Annually, this information will be reported to the CHRC for their review.
     Reporting and Tax Treatment — All use of the Company aircraft will be disclosed in accordance with applicable securities laws as required. Taxable benefits that arise from travel on the Company aircraft will be calculated and reported in the employee’s compensation, as required. Taxable benefits related to travel on the Company aircraft shall only be “grossed up” if required in accordance with an employment agreement approved by the CHRC, applicable corporate policy or as approved by the CHRC.